Exhibit 99.21

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(a joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 3323)

ANNOUNCEMENT

COMPLETION OF BUSINESS REGISTRATION UPDATE

AT BEIJING MUNICIPAL ADMINISTRATION OF INDUSTRY AND COMMERCE

INTRODUCTION

Reference is made to (i) the joint announcement published by China National Building Material Company Limited (“CNBM”) and China National Materials Company Limited (“Sinoma”) dated 8 September 2017; (ii) the merger document issued by CNBM and Sinoma dated 20 October 2017 (the “Merger Document”); (iii) the circular issued by CNBM on 20 October 2017 (the “Circular”); and (iv) the supplemental document jointly issued by CNBM and Sinoma on 17 November 2017 in relation to, amongst other things, the proposed merger by absorption between CNBM and Sinoma (the “Merger”). Reference is also made to the joint announcements issued by CNBM and Sinoma on 29 March 2018 and the announcement issued by CNBM on 6 April 2018 and 2 May 2018 on, amongst other things, the expected timeline for the withdrawal of listing by Sinoma and the implementation of the Share Exchange (the “Timeline Announcements”). Unless otherwise defined herein, capitalised terms used in this announcement shall have the same meanings as defined in the Merger Document and the Timeline Announcements.

COMPLETION OF THE BUSINESS REGISTRATION UPDATE AT BEIJING MUNICIPAL ADMINISTRATION OF INDUSTRY AND COMMERCE

CNBM is pleased to announce that, on 31 July 2018, CNBM received a new business certificate dated 30 July 2018 issued by the Beijing Municipal Administration of Industry and Commerce (the “BAIC”) reflecting the completion of the business registration update in connection with the Merger at the BAIC.

NOTICE TO U.S. HOLDERS OF CNBM SHARES

The Merger involved the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in the Merger Document and the Circular have been prepared in accordance with Hong Kong Financial Reporting Standards, International Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. U.S. holders of CNBM Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as CNBM is located in a country outside the United States and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

By Order of the Board
China National Building Material Company Limited*
Yu Kaijun
Secretary of the Board

Beijing, the PRC

31 July 2018

As at the date of this announcement, the board of directors of the Company comprises Mr. Cao Jianglin, Mr. Peng Jianxin, Mr. Peng Shou and Mr. Cui Xingtai as executive directors, Ms. Xu Weibing, Mr. Chang Zhangli, Mr. Tao Zheng, Mr. Chen Yongxin, Mr. Shen Yungang and Ms. Fan Xiaoyan as non- executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors.

* For identification purposes only